Exhibit 10.3
COMMONWEALTH OF PENNSYLVANIA
DEPARTMENT OF BANKING

:
Commonwealth of Pennsylvania,	:	Docket No.: 09____(ENF-ORD)
Department of Banking, Bureau of	:
Commercial Institutions,	:
:
v.	:
:
Royal Bank America.	:
:

CEASE AND DESIST ORDER
     WHEREAS, Royal Bank America, Narberth, Pennsylvania (the “Bank”), is a Pennsylvania state-chartered bank and subject to regulation by the Commonwealth of Pennsylvania Department of Banking (the “Department”) and the Federal Deposit Insurance Corporation (“FDIC”);
     WHEREAS, the Bureau of Commercial Institutions (the “Bureau”) is primarily responsible within the Department for the regulation and supervision of the Bank;
     WHEREAS, the Bank was the subject of a Joint Report of Examination of the Bank by the Bureau and the FDIC as of December 31, 2008 (the “Report of Examination”); and,
     WHEREAS, the Report of Examination gave the Bureau and the FDIC the reason to believe that the Bank had engaged in unsafe or unsound banking practices and had committed violations of law and regulation.
     IT IS HEREBY ORDERED, pursuant to Section 501.A of the Department of Banking Code, 71 P.S. § 733-501.A, that the Bank, its directors, officers, employees, agents, and other “institution-affiliated parties,” as that term is defined in Section 3(u) of the FDIA, 12 U.S.C. § 1813(u), and its successors and assigns, shall CEASE AND DESIST from engaging in the following unsafe or unsound banking practices and violations of law and regulation:

     1. Operating the Bank with inadequate management policies and practices that are detrimental to the Bank.
     2. Operating the Bank without adequate supervision and direction by the Bank’s board of directors over the management of the Bank to prevent unsafe or unsound banking practices.
     3. Operating the Bank with an excessive level of adversely classified loans or assets.
     4. Operating the Bank with an excessive level of delinquent loans.
     5. Operating the Bank with an excessive level of nonaccrual loans.
     6. Engaging in unsatisfactory lending and collection practices, including, but not limited to:
          (a) Insufficient monitoring and controls over receivable-based loans.
          (b) Excessive out-of-territory lending.
          (c) Over-reliance on real estate liquidation as a loan repayment source and over-reliance on guarantors’ real estate net worth.
          (d) Operating with inadequate underwriting, loan-grading system and loan administration practices.
     7. Operating the Bank with an inadequate level of capital protection for the kind and quality of assets held by the Bank.
     8. Operating the Bank with inadequate earnings to fund growth and augment capital.
     9. Operating the Bank with inadequate net interest margins.
     10. Operating the Bank without adequate liquidity and funds management policies and procedures.
     11. Operating with an inadequate investment policy.

     12. Operating the Bank with a heavy reliance on non-core funding sources.
     13. Operating the Bank with inadequate internal routines and controls.
     IT IS FURTHER ORDERED, pursuant to Section 501.A of the Department of Banking Code, 71 P.S. § 733-501.A, that the Bank, its directors, officers, employees, agents, and other “institution-affiliated parties,” as that term is defined in Section 3(u) of the FDIA, 12 U.S.C. § 1813(u), and its successors and assigns, shall take AFFIRMATIVE ACTION, as follows:
     1. Management.
          (a) The Bank shall have and retain qualified management. Each member of management shall possess qualifications and experience commensurate with his or her duties and responsibilities at the Bank. The qualifications of management personnel shall be evaluated on their ability to:
(i)	comply with the requirements of this Order;

(ii)	operate the Bank in a safe and sound manner;

(iii)	comply with applicable laws and regulations; and

(iv)	restore all aspects of the Bank to a safe and sound condition, including improving the Bank’s asset quality, capital adequacy, earnings, management effectiveness, and liquidity.
          (b) While this Order is in effect, the Bank shall notify the Department in writing of any changes of any member of the Bank’s board of directors (“Board”) or senior management officer within 15 days of the event. Any notification required by this subparagraph shall include a description of the background(s) and experience of any proposed replacement personnel and must be received at least 30 days prior to the individual(s) assuming the new position(s). The Bank shall also establish procedures to ensure compliance with section 32 of the Act, 12 U.S.C. § 1831i, and Subpart F of Part 303 of the FDIC Rules and Regulations, 12 C.F.R. Part 303.
     2. Management — Board Supervision. Within 30 days after the effective date of this Order, the Board shall increase its participation in the affairs of the Bank by assuming full responsibility for the approval of the Bank’s policies and objectives and for the supervision of the Bank’s management, including all the Bank’s activities. The Board’s participation shall include, at a minimum, monthly meetings in which the following areas shall be reviewed and approved by the Board: reports of income and expenses; new, overdue, renewed, insider, charged-off, delinquent, noncurrent, and recovered loans; investment activities; liquidity and funds management; operating policies; and individual committee actions. The Board minutes shall document these reviews and approvals, including the names of any dissenting directors.
     3. Classified Assets — Charge-Off and Plan For Reduction.
          (a) Within 30 days after the effective date of this Order, the Bank shall, to the extent that it has not previously done so, eliminate from its books, by charge-off or collection, all assets or portions of assets classified “Loss” by the FDIC and the Department in the Joint Report of Examination as of December 31, 2008 (“Report of Examination”). Elimination or reduction of these assets through proceeds of loans made by the Bank shall not be considered “collection” for the purpose of this paragraph.
          (b) Within 60 days after the effective date of this Order, the Bank shall formulate and submit a detailed written plan to the Bureau to reduce the remaining assets classified “Doubtful” and “Substandard” in the Report of Examination. The plan shall address each asset so classified with a balance of $1,000,000 or greater and provide the following:
(i)	the name under which the asset is carried on the Bank’s books;

(ii)	type of asset;

(iii)	actions to be taken in order to reduce the classified asset;

(iv)	timeframes for accomplishing the proposed actions;

(v)	The plan shall also include, at a minimum:

(1) a review of the financial position of each such borrower, including the source of repayment, repayment ability, and alternate repayment sources; and

(2) an evaluation of the available collateral for each such credit, including possible actions to improve the Bank’s collateral position;
(vi)	a schedule detailing the projected reduction of total classified assets on a quarterly basis; and,

(vii)	a provision requiring the submission of monthly progress reports to the Board and a provision mandating a review by the Board.
          (c) The Bank shall submit the plan to the Bureau for review and comment. Within 30 days after the Bureau has responded to the plan, the Board shall adopt the plan as amended or modified by the Bureau, which approval shall be recorded in the minutes of the Board meeting. The Bank shall then immediately initiate measures detailed in the plan to the extent such measures have not been initiated.
          (d) For purposes of the plan, the reduction of adversely classified assets shall be detailed using quarterly targets expressed as a percentage of the Bank’s Tier 1 capital plus the Bank’s Allowance for Loan and Lease Losses and may be accomplished by charge-off, collection; sufficient improvement in the quality of adversely classified assets so as to warrant removing any adverse classification, as determined by the Bureau; or an increase in the Bank’s Tier 1 capital.

          (e) While this Order is in effect, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “Loss” as determined at any future examination.
     4. Reduction of Delinquencies.
          (a) Within 60 days after the effective-date of this Order, the Bank shall formulate and submit to the Bureau for review and comment a detailed written plan for the reduction and collection of delinquent loans, such plan shall include, but not be limited to, provisions which:
(i)	prohibit the extension of credit for the payment of interest, unless the Board adopts prior to such extension of credit a detailed written statement giving reasons why such extension of credit is in the best interests of the Bank and how it improves the position of the Bank. Copies of the statement approved by the Board shall be made a part of the Board minutes and placed in the appropriate loan file and submitted to the Bureau with the quarterly progress reports required pursuant to paragraph 16 of this Order;

(ii)	delineate areas of responsibility for implementing and monitoring the Bank’s collection policies;

(iii)	establish specific collection procedures to be instituted at various stages of a borrower’s delinquency;

(iv)	establish dollar levels to which the Bank shall reduce delinquencies within 6 and 12 months from the effective date of this Order; and,

(v)	provide for the submission of monthly written progress reports to the Board for review and notation in the Board minutes.
          (b) For purposes of the plan, “reduce” means to charge-off or collect.
          (c) Within 30 days after the Bureau has responded to the plan, the Board shall adopt the plan as amended or modified by the Bureau. The plan shall be implemented immediately to the extent that the provisions of the plan are not already in effect at the Bank.
     5. Restriction of Advances to Classified Borrowers.
          (a) While this Order is in effect, the Bank shall not extend, directly or indirectly, any additional credit to or for the benefit of any borrower whose existing credit has been classified “Loss” in the Report of Examination, either in whole or in part, and is uncollected, or to any borrower who is already obligated in any manner to the Bank on any extension of credit, including any portion thereof, that has been charged off the books of the Bank and remains uncollected. The requirements of this paragraph shall not prohibit the Bank from renewing (after full collection, in cash, of interest due from the borrower) any credit already extended to the borrower.
          (b) While this Order is in effect, the Bank shall not extend, directly or indirectly, any additional credit to or for the benefit of any borrower whose extension of credit is classified “Doubtful” and/or “Substandard” in the Report of Examination, either in whole or in part, and is uncollected, unless the Board has signed a detailed written statement giving reasons why failure to extend such credit would be detrimental to the best interests of the Bank. The statement shall be placed in the appropriate loan file and included in the minutes of the applicable meeting of the Board.

     6. Reduction of Commercial Real Estate Concentrations.
          (a) Within 45 days from the effective date of this Order, the Bank shall develop and submit a written plan, acceptable to the Bureau, for systematically reducing and monitoring the Bank’s commercial real estate (“CRE”) loan concentration of credit identified in the Report of Examination to an amount which is commensurate with the Bank’s business strategy, management expertise, size, and location. Such plan shall prohibit any advances that would increase the concentration unless the advance is pursuant to an existing loan agreement and shall include, but not be limited to:
(i)	dollar levels and percent of capital to which the Bank shall reduce the concentration; and,

(ii)	timeframes for achieving the reduction in dollar levels in response to (i) above;

(iii)	compliance with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices (FIL-104-2006, issued December 12, 2006) and Managing Commercial Real Estate Concentrations in a Challenging Environment (FIL-22-2008, issued March 17, 2008);

(iv)	provisions for controlling and monitoring of CRE, including plans to address the rationale for CRE levels as they relate to growth and capital targets, segmentation and testing of the CRE portfolio to detect and limit concentrations with similar risk characteristics; and

(v)	provisions for the submission of monthly written progress reports to the Board for review and notation in minutes of the Board meetings.
          (b) For purposes of the plan, “reduce” means to charge-off or collect or increase Tier 1 capital.
          (c) The Bank shall submit the Plan to the Bureau for review and comment. Within 30 days after the Bureau has responded to the plan, the Board shall adopt the plan as amended or modified by the Bureau, which approval shall be recorded in the minutes of the Board meeting. The plan shall be implemented immediately to the extent that the provisions of the plan are not already in effect at the Bank.
     7. Capital Maintenance.
          (a) Within 30 days after the effective date of this Order, and at all times thereafter while this Order is in effect, the Bank, after establishing an adequate Allowance for Loan and Lease Losses, shall increase and maintain its ratio of Tier 1 capital to total assets (“leverage ratio”) equal to or greater than 8 percent and its ratio of qualifying total capital to risk-weighted assets (“total risk-based capital ratio”) equal to or greater than 12 percent.
          (b) If said capital ratios are less than required by this Order, as determined as of the date of any Report of Condition and Income or at any future examination, the Bank shall, within 30 days after notice of its capital deficiency, submit to the Bureau a plan to increase its capital or to take such other measures to bring its leverage and total risk-based capital ratio to the percentage required by this Order. After the Bureau responds to the plan, the Board shall adopt the plan, including any modifications or amendments requested by the Bureau.

          (c) In addition, the Bank shall comply with the FDIC’s Statement of Policy on Risk-Based Capital found in Appendix A to Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325, App. A.
          (d) For purposes of this Order, all terms relating to capital shall have the meanings ascribed to them and shall be calculated according to the methodology set forth in Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325.
     8. Budget and Profit Plan.
          (a) Within 60 days after the effective date of this Order, the Bank shall submit to the Bureau for review and comment a written profit plan and a realistic, comprehensive budget for all categories of income and expense for the remainder of the year 2009. The plan required by this paragraph shall contain formal goals and strategies, be consistent with sound banking practices, reduce discretionary expenses, improve the Bank’s overall earnings and net interest income, and shall contain a description of the operating assumptions that form the basis for major projected income and expense components.
          (b) Within 45 days after the end of each calendar quarter following completion of the profit plan and budget required by this paragraph, the Board shall evaluate the Bank’s actual performance in relation to the written profit plan and budget, record the results of the evaluation, and note any actions taken by the Bank in the Board minutes when such evaluation is undertaken.
          (c) A written profit plan and budget shall be prepared for each calendar year for which this Order is in effect and shall be submitted to the Bureau for review and comment within 30 days after the end of each year. Within 30 days after receipt of all such comments from the Bureau and after adoption of any recommended changes, the Bank shall approve the written profit plan and budget, which approval shall be recorded in the Board minutes. Thereafter, the Bank shall implement and follow the plan.
     9. Strategic Plan.
          (a) Within 90 days after the effective date of this Order, the Bank shall develop and submit to the Bureau for review and comment a comprehensive business/strategic plan (“Strategic Plan”) covering at least an operating period of three years. The Strategic Plan shall contain an assessment of the Bank’s current financial condition and market area, and a description of the operating assumptions that form the basis for major projected income and expense components.
          (b) The Strategic Plan shall address, at a minimum:
               (1) strategies for pricing policies and asset/liability management;
               (2) specific plans for the maintenance of capital that may in no event be less than the requirement of the provisions of paragraph 7 of this Order and shall detail the actions to be taken to maintain the required capital ratio, including but not limited to, the sale of new securities, the direct contribution of cash by the directors or parent holding company, or the merger with or acquisition by another federally insured institution or holding company thereof;
               (3) plans for sustaining adequate liquidity, including back-up lines of credit to meet any unanticipated deposit withdrawals;
               (4) goals for reducing problem loans;
               (5) financial goals, including pro forma statements for asset growth, capital adequacy, and earnings;
               (6) formulation of a mission statement and the development of a strategy to carry out that mission.

          (c) The Bank shall submit the Strategic Plan to the Bureau for review and comment. Within 30 days after the Bureau has responded to the plan, the Board shall adopt the plan as amended or modified by the Bureau, which approval shall be recorded in the minutes of the meeting of the Board. Thereafter, the Bank shall implement and follow the Strategic Plan.
          (d) Within 45 days after the end of each calendar quarter following the effective date of this Order, the Board shall evaluate the Bank’s performance in relation to the Strategic Plan and record the results of the evaluation, and any actions taken by the Bank, in the minutes of the meeting of the Board at which such evaluation is undertaken. A copy of the evaluation shall be submitted to the Bureau.
          (e) The Strategic Plan required by this Order shall be revised and submitted to the Bureau for review and comment 45 days after the end of each calendar year for which this Order is in effect. Within 30 days after the Bureau has responded to the plan, the Board shall adopt the plan as amended or modified by the Bureau, which approval shall be recorded in the minutes of the meeting of the Board. Thereafter, the Bank shall implement the Strategic Plan.
     10. Liquidity and Funds Management.
          (a) Within 60 days after the effective date of this Order, the Bank shall revise its liquidity and funds management policy and submit it to the Bureau for review and comment. Annually thereafter, while this Order is in effect, the Bank shall review its policy for adequacy and, based upon such review, shall make necessary revisions to the policy to strengthen funds management procedures and maintain adequate provisions to meet the Bank’s liquidity needs. The initial plan shall include, at a minimum, provisions:
(i)	establishing a reasonable range for its net non-core funding ratio as computed in the Uniform Bank Performance Report and shall address the means by which the Bank will seek to reduce its reliance on non-core funding and high cost rate-sensitive deposits;

(ii)	identifying the source and use of borrowed and/or volatile funds;

(iii)	establishing sufficient back-up lines of credit that would allow the Bank to borrow funds to meet depositor demands if the Bank’s other provisions for liquidity proved to be inadequate;

(iv)	requiring the retention of securities and/or other identified categories of investments that can be liquidated within one day in amounts sufficient (as a percentage of the Bank’s total assets) to ensure the maintenance of the Bank’s liquidity posture at a level consistent with short and long term liquidity objectives;

(v)	establishing a minimum liquidity ratio and defining how the ratio is to be calculated;

(vi)	establishing contingency plans by identifying alternative courses of action designed to meet the Bank’s liquidity needs; and,

(vii)	addressing the use of borrowings (i.e., seasonal credit needs, match funding mortgage loans, etc.) and providing for reasonable maturities commensurate with the use of the borrowed funds; addressing concentration of funding sources; and, addressing pricing and collateral requirements with specific allowable funding channels (i.e., brokered deposits, internet deposits, Fed funds purchased and other correspondent borrowings).

          (b) Within 30 days after the Bureau has responded to the plan, the Board shall adopt the plan as amended or modified by the Bureau. The plan shall be implemented immediately to the extent that the provisions of the plan are not already in effect at the Bank.
     11. Brokered Deposits.
          (a) Beginning with the effective date of this Order, and so long as this Order is in effect, the Bank shall not solicit, accept, renew, or roll over any brokered deposits unless it has applied for and been granted a waiver by the Regional Director if the FDIC’s New York Regional Office in accordance with the provisions of section 337.6 of the FDIC Rules and Regulations.
          (b) Within 60 days from the effective date of this Order, the Board shall develop a plan to reduce the Bank’s reliance on non-core deposits and wholesale funding sources to a level acceptable to the Bureau.
     12. Dividend Restriction. As of the effective date of this Order, the Bank shall not declare or pay any cash dividend without the prior written consent of the Bureau.
     13. Holding Company — Restriction on Payments.
          (a) As of the effective date of this Order, the Bank shall not make any payment, directly or indirectly, to or for the benefit of the Bank’s holding company or any other Bank affiliate, without the prior written consent of the Bureau.
          (b) The Bank shall not enter into any contract with its holding company or any other Bank affiliate or increase payment under any existing contract without submitting the new contract or information concerning the increase in any existing contract to the Bureau for review and comment.

     14. Correction and Prevention. Beginning on the effective date of this Order, the Bank shall take steps necessary, consistent with other provisions of this Order and sound banking practices, to correct and prevent the unsafe or unsound banking practices that were identified in the Report of Examination.
     15. Compliance Committee. Within 30 days after the effective date of this Order, the Board shall establish a compliance committee of the Board with the responsibility of ensuring that the Bank complies with the provisions of this Order. The compliance committee shall report monthly to the entire Board, and a copy of the report and any discussion related to the report or this Order shall be included in the minutes of the Board meeting. Nothing contained herein shall diminish the responsibility of the entire Board to ensure compliance with the provisions of this Order.
     16. Progress Reports. Within 45 days after the end of each calendar quarter following the effective date of this Order, the Bank shall furnish to the Bureau written progress reports detailing the form and manner of any actions taken to secure compliance with this Order and the results thereof. Such reports may be discontinued when the corrections required by this Order have been accomplished and the Bureau has released, in writing, the Bank from making further reports.
     17. Fidelity Bond.
          (a) Within thirty (30) days of the effective date of this Order, the Bank shall provide to the Bureau a full and complete copy of the bond required by 7 P.S. § 1410 (the “Bond”).

          (b) The Bank shall immediately notify the Bureau of any notifications or information from the Bank’s bond insurance carrier, its agents and/or representatives that the Bond is not going to be renewed or will be terminated.
     18. Section 403 Reports to the Bureau. All reports required to be submitted to the Bureau under this Order are special reports being required under Section 403 of the Department of Banking Code, 71 P.S. § 733-403, and shall be submitted to the Bureau in accordance with Section 403.B of the Department of Banking Code, 71 P.S. § 733-403.B.
     19. Confidentiality. This Order and all reports and communications relating to this Order shall be confidential and shall not be released or divulged to any person or entity not officially connected to the Bank as a director, officer, attorney or employee without the express written permission of the Department. Notwithstanding the foregoing, the Bank may disclose the existence and contents of this Order under the provisions of 71 P.S. § 733-404.A, relating to disclosures required by federal and state securities laws.
     20. Other Actions.
          (a) If at any time the Department shall deem it appropriate in fulfilling the responsibilities placed upon the Department under applicable law to undertake any further action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar or otherwise prevent the Department from doing so.
          (b) Nothing herein shall preclude any proceedings brought by the Department to enforce the terms of this Order, and that nothing herein constitutes, nor shall the Bank contend that it constitutes, a waiver of any right, power or authority of any other representatives of the United States, departments or agencies thereof, Department of Justice, or any other representatives of the Commonwealth of Pennsylvania or any other departments or agencies thereof, including any prosecutorial agency, to bring other actions deemed appropriate.
     21. Communications. All communications regarding this Order shall be sent to:
Raymond C. Harper, Director
Bureau of Commercial Institutions
Commonwealth of Pennsylvania
Department of Banking
17 North Second Street, Suite 1300
Harrisburg, Pennsylvania 17101
     22. Binding Nature. The provisions of this Order including the recital paragraphs shall be binding upon the Bank and all of their institution-affiliated parties, in their capacities as such, and their successors and assigns.
     23. Effective Date. The effective date of this Order shall be the date upon which this Order has been executed by the Bureau. Each provision of this Order shall remain effective and enforceable, jointly and severally, until stayed, modified, terminated or suspended by the Bureau.
     24. Titles. The titles used to identify the paragraphs of this document are for the convenience of reference only and do not control the interpretation of this document.

SO ORDERED
7/16/2009
Date	Raymond C. Harper, Director
Bureau of Commercial Institutions Commonwealth of Pennsylvania Department of Banking 17 North Second Street, Suite 1300 Harrisburg, PA 17101

COMMONWEALTH OF PENNSYLVANIA
DEPARTMENT OF BANKING

:
Commonwealth of Pennsylvania,	:	Docket No.: 09____(ENF-ORD)
Department of Banking, Bureau of	:
Commercial Institutions,	:
:
v.	:
:
Royal Bank America	:
:

STIPULATION AND CONSENT TO
ENTRY OF ORDER
     WHEREAS, Royal Bank America, Narberth, Pennsylvania (the “Bank”), is a Pennsylvania state-chartered bank and subject to regulation by the Commonwealth of Pennsylvania Department of Banking (the “Department”) and the Federal Deposit Insurance Corporation (“FDIC”);
     WHEREAS, the Bureau of Commercial Institutions (the “Bureau”) is primarily responsible within the Department for the regulation and supervision of the Bank;
     WHEREAS, the Bank was the subject of a Joint Report of Examination of the Bank by the Bureau and the FDIC as of December 31, 2008 (the “Report of Examination”);
     WHEREAS, the Report of Examination gave the Bureau and the FDIC the reason to believe that the Bank had engaged in unsafe or unsound banking practices and had committed violations of law and regulation;
     WHEREAS, as a result of the Report of Examination, the Department is of the opinion that grounds exist for the entry of the attached Order (the “Order”) against the Bank pursuant to Section 501.A of the Department of Banking Code, 71 P.S. § 733-501.A; and,
     WHEREAS, the Bank in the interest of compliance and cooperation, without admitting wrongdoing and in order to avoid administrative proceedings or other litigation, stipulates and agrees to the following terms and conditions in consideration of the Department’s forbearance from further litigation and such other administrative proceedings based upon the forgoing recitals and the matters contained in the Order.
     NOW, THEREFORE, IT IS AGREED BETWEEN THE DEPARTMENT AND THE BANK AS FOLLOWS:
     1. Jurisdiction. The Bank is a “bank” within the meaning of Section 102(f) of the Banking Code of 1965, 7 P.S. § 102(f).

     2. Consent. The Bank consents to the issuance by the Department of the Order and further agrees to comply with the remedial action set forth in the Order upon its date of effectiveness as set forth in paragraph 5.
     3. Finality and Waiver. The Bank agrees that the Order is properly issued pursuant to the Department’s authority under Section 501.A of the Department of Banking Code, 71 P.S. § 733-501.A, and complies with all requirements of law, and upon issuance, shall become final and unappealable. The Bank waives any rights they may have to seek administrative or judicial review of the issuance of the Order or the remedial actions and requirements set forth in the Order.
     4. Enforceability. The Bank acknowledges that the Department has the power to enforce the attached Order pursuant to Section 502 of the Department of Banking Code, 71 P.S. § 733-502.
     5. Effectiveness. The Bank stipulates and agrees that the Order will become effective on the date that it is executed by the Department.
     6. Confidentiality. The Bank acknowledges that this Stipulation and Consent to Entry of Order (“Stipulation and Consent”) and the Order are for the confidential information of each member of the Board of Directors of the Bank, Bank committee persons and any of the Bank officers, employees or Bank attorneys at law who may be authorized by the Board of Directors of the Bank to review it. This Stipulation and Consent, the Order, any information contained therein and any reports or communication relating to the Stipulation and Consent and the Order may not be distributed to any party other than those identified in this paragraph without the prior approval of the Department, except as provided in Section 404.A of the Department of Banking Code, 71 P.S. § 733-404.A.
     7. Required Reports. The Bank acknowledges that the reports required to be submitted to the Department under the Order are special reports being required under Section 403 of the Department of Banking Code, 71 P.S. § 733-403, and that, pursuant to Section 403.E.(1), 71 P.S. § 733-403.E.(1), the Department may, in addition to such other relief the Department is authorized to take under the applicable statutes, impose a monetary penalty of One Hundred Dollars ($100.00) a day for each day after the time fixed by the Order that the Bank fails to submit a required report.
     8. Other Actions.
          (a) It is expressly and clearly understood that if at any time the Department shall deem it appropriate in fulfilling the responsibilities placed upon the Department under applicable law to undertake any further action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar or otherwise prevent the Department from doing so.
          (b) It is expressly and clearly understood that nothing herein shall preclude any proceedings brought by the Department to enforce the terms of this Order, and that nothing herein constitutes, nor shall the Bank contend that it constitutes, a waiver of any right, power or authority of any other representatives of the United States, departments or agencies thereof,

2

Department of Justice, or any other representatives of the Commonwealth of Pennsylvania or any other departments or agencies thereof, including any prosecutorial agency, to bring other actions deemed appropriate.
     9. Counsel. This Stipulation and Consent is entered into by the parties upon full opportunity for legal advice from legal counsel.
     10. Titles. The titles used to identify the paragraphs of this document are for the convenience of reference only and do not control the interpretation of this document.
     WHEREFORE, in consideration of the foregoing, including the recital paragraphs, the Department and the Bank, both intending to be legally bound, do hereby execute this Stipulation and Consent this 15th day of July, 2009.

(seal)
/s/ Raymond C. Harper
Raymond C. Harper, Director
Bureau of Commercial Institutions Commonwealth of Pennsylvania Department of Banking 17 North Second Street, Suite 1300 Harrisburg, PA 17101

Section 501.B Notice. Pursuant to Section 501.B. of the Department of Banking Code, 71 P.S. § 733-501.B, the undersigned Directors of Royal Bank America are hereby given notice and warned that the Bank’s failure to comply in full with the terms of the Order may result in an order being issued by the Bureau directing one or more members of the Board of Directors to appear and show cause why he or she should not be removed from his or her office or position within the Bank.
Acknowledgement. The undersigned Directors of Royal Bank America, each acknowledge that he or she has read the foregoing Stipulation and Consent and, acting solely in his or her capacity as a Director, approves of the consent thereto by Royal Bank America.

/s/ Edward F. Bradley	/s/ Robert A. Richards, Jr.
Edward F. Bradley, Director	Robert A. Richards, Jr., Director

/s/ Carl M. Cousins	/s/ Murray Stempel, III
Carl M. Cousins, DVM, Director	Murray Stempel, III, Director
[Signatures continued on next page]

3

[Signatures continued from previous page]

/s/ Samuel Goldstein	/s/ Evelyn R. Tabas
Samuel Goldstein, Director	Evelyn R. Tabas, Director

/s/ James J. McSwiggan	/s/ Robert R. Tabas
James J. McSwiggan, Director	Robert R. Tabas, Director

/s/ Anthony J. Micale	/s/ Linda Tabas Stempel
Anthony J. Micale, Director	Linda Tabas Stempel, Director

/s/ Albert Ominsky	/s/ Edward B. Tepper
Albert Ominsky, Esq., Director	Edward B. Tepper, Director

/s/ Gregory T. Reardon	/s/ Howard J. Wurzak
Gregory T. Reardon, Director	Howard J. Wurzak, Director

4